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                                                          Exhibit (11)

                    FLORIDA ROCK INDUSTRIES, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE


                                                      THREE MONTHS ENDED
                                                          DECEMBER 31,
                                                     1997            1996

Net income                                        $ 7,366,000       8,086,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share                                18,801,961      18,399,840

Shares issuable under
 stock options which are
 potentially dilutive                                  360,727          94,826

Shares used for diluted
 earnings per share                                19,162,688      18,494,666

Basic earnings per
 common share                                            $.39            .44

Diluted earnings
 per common share                                        $.38            .44

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